Exhibit 3.1

CERTIFICATE OF CORRECTION
TO THE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRC INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

BRC Inc., a public benefit corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify, pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”), as follows:

1.          A certificate of amendment (the “Certificate of Amendment”) to the Corporation’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Office of the Secretary of State of the State of Delaware on May 1, 2024 and such Certificate of Amendment requires correction as permitted by Section 103(f) of the DGCL.

2.          The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment set forth therein was not duly authorized and adopted by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, as required by the Corporation’s Amended and Restated Certificate of Incorporation.

3.          As a result of such inaccuracy, the Certificate of Amendment is null and void and shall be of no further force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, BRC Inc. has caused this Certificate of Correction to be executed by Andrew McCormick, its authorized officer, on this 16th day of August, 2024.

BRC INC.

By:	/s/ Andrew McCormick
Name:	Andrew McCormick
Title:	General Counsel and Corporate Secretary

[Signature Page to Certificate of Correction of BRC Inc.]